Provident Financial Services, Inc. Reports Third Quarter Earnings
and Declares Quarterly Cash Dividend

ISELIN, NJ, October 29, 2024 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $46.4 million, or $0.36 per basic and diluted share for the three months ended September 30, 2024, compared to a net loss of $11.5 million, or $0.11 per basic and diluted share, for the three months ended June 30, 2024 and net income of $28.5 million, or $0.38 per basic and diluted share, for the three months ended September 30, 2023. For the nine months ended September 30, 2024, net income totaled $67.0 million, or $0.65 per basic and diluted share, compared to $101.1 million, or $1.35 per basic and diluted share, for the nine months ended September 30, 2023.
The Company’s earnings for the three and nine months ended September 30, 2024 reflected the impact of the May 16, 2024 merger with Lakeland Bancorp, Inc. (“Lakeland”), which added $10.91 billion to total assets, $7.91 billion to loans, and $8.62 billion to deposits, net of purchase accounting adjustments. The merger with Lakeland significantly impacted provisions for credit losses in the trailing quarter due to the initial CECL provisions recorded on acquired loans. The results of operations for the three and nine months ended September 30, 2024 also included other transaction costs related to the merger with Lakeland, totaling $15.6 million and $36.7 million, respectively, compared with transaction costs totaling $2.3 million and $5.3 million for the respective 2023 periods. Additionally, the Company realized a $2.8 million loss related to the sale of subordinated debt issued by Lakeland from the Provident investment portfolio, during the nine months ended September 30, 2024.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “We achieved solid performance this quarter, and we are optimistic that our results will continue to improve as we further realize the synergies of the merger. Provident generated strong earnings and core metrics, aided by robust performance in our fee-based businesses. We continue to expand our operations prudently and believe we are well-positioned for even greater success as market conditions improve.”
Regarding the Company's merger with Lakeland, Mr. Labozzetta added, “We are proud to announce that, with the conversion of our core system in early September, our merger is complete and we are a unified organization. Our cultures are combining well and we are already experiencing the benefits of cost savings and enhanced revenue opportunities. We are grateful to the many team members whose hard work allowed for a smooth conversion and the retention of almost all legacy Lakeland customers.”
Performance Highlights for the Third Quarter of 2024
•Net interest income increased $42.2 million to $183.7 million for the three months ended September 30, 2024, from $141.5 million for the trailing quarter primarily due to the full quarter impact of net assets acquired from Lakeland, including the accretion of purchase accounting adjustments and four basis points of core margin expansion.
•The net interest margin increased ten basis points to 3.31% for the quarter ended September 30, 2024, from 3.21% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended September 30, 2024 increased 17 basis points to 5.84%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2024 increased ten basis points to 3.19%, compared to the trailing quarter. The increases in the yields and costs on interest-earning assets and interest-bearing liabilities were primarily due to a full quarter of accretion of purchase accounting adjustments related to the Lakeland merger, which contributed approximately 53 basis points to the net interest margin in the current quarter.
•Non-interest income increased $4.6 million to $26.9 million for the three months ended September 30, 2024, from $22.3 million for the trailing quarter, while non-interest expense increased $20.6 million to $136.0 million for the three months ended September 30, 2024, compared to $115.4 million for the trailing quarter. The increases in both non-interest income and non-interest expense were reflective of a full quarter of combined operations with Lakeland.

•Wealth management and insurance agency income increased 9.0% and 12.6%, respectively, versus the same period in 2023. The increase in wealth management income was primarily due to an increase in the average market value of assets under management during the period, while the increase in insurance agency income was largely due to an increase in business activity.
•Adjusting for transaction costs related to the merger with Lakeland, net of tax, the Company's annualized adjusted returns on average assets, average equity and average tangible equity(1) were 0.95%, 8.62% and 14.53% for the quarter ended September 30, 2024, compared to 0.06%, 0.53% and 2.01% for the quarter ended June 30, 2024. A reconciliation between GAAP and the above non-GAAP ratios are shown on page 13 of the earnings release.
•The Company's annualized adjusted pre-tax, pre-provision returns on average assets, average equity and average tangible equity(2) were 1.48%, 13.48% and 19.77% for the quarter ended September 30, 2024, compared to 1.47%, 13.26% and 19.21% for the quarter ended June 30, 2024. A reconciliation between GAAP and the above non-GAAP ratios are shown on page 14 of the earnings release.
•As of September 30, 2024, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.98 billion, with a weighted average interest rate of 7.18%, compared to $1.67 billion, with a weighted average interest rate of 7.53%, as of June 30, 2024.
•The Company recorded a $9.6 million provision for credit losses on loans for the quarter ended September 30, 2024, compared to a $66.1 million provision for the trailing quarter. The provision for credit losses on loans in the quarter was primarily attributable to specific reserves required on individually analyzed loans, combined with some economic forecast deterioration. The allowance for credit losses as a percentage of loans increased to 1.02% as of September 30, 2024, from 1.00% as of June 30, 2024.
•As of September 30, 2024, CRE loans related to office properties totaled $921.1 million, compared to $953.5 million as of June 30, 2024. CRE loans secured by office properties constitutes only 4.9% of total loans and have an average loan size of $1.9 million, with just seven relationships greater than $10.0 million. There were four loans totaling $9.2 million on non-accrual as of September 30, 2024, however we do not expect to incur losses on any of these loans.
•As of September 30, 2024, multi-family CRE loans secured by New York City properties totaled $226.6 million, compared to $227.7 million as of June 30, 2024. This portfolio constitutes only 1.2% of total loans and has an average loan size of $2.6 million. Loans that are collateralized by rent stabilized apartments comprise less than 0.80% of the total loan portfolio and are all performing.
•Non-performing loans to total loans as of September 30, 2024 increased to 0.47%, compared to 0.36% as of June 30, 2024, while non-performing assets to total assets as of September 30, 2024 increased to 0.41%, compared to 0.33% as of June 30, 2024. The increase in non-performing loans, compared to the prior quarter was primarily attributable to one commercial real estate credit secured by an industrial property which has a loan-to-value ratio of approximately 39%. We anticipate a near-term resolution of this credit with no expected loss. For the three months ended September 30, 2024, net charge-offs totaled $6.8 million, or an annualized 14 basis points of average loans. Of this total, $6.4 million was attributable to one previously identified commercial relationship that had a $4.4 million specific reserve as of June 30, 2024. This credit is expected to be fully resolved in the fourth quarter of 2024.
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on November 29, 2024 to stockholders of record as of the close of business on November 15, 2024.

Results of Operations
Three months ended September 30, 2024 compared to the three months ended June 30, 2024
For the three months ended September 30, 2024, the Company reported net income of $46.4 million, or $0.36 per basic and diluted share, compared to a net loss of $11.5 million, or $0.11 per basic and diluted share, for the three months ended June 30, 2024. The Company’s earnings for the prior quarter were impacted by an initial CECL provision for credit losses on loans and commitments to extend credit of $65.2 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. The results of operations for the three months ended September 30, 2024 included transaction costs related to the merger with Lakeland totaling $15.6 million, compared with transaction costs totaling $18.9 million in the trailing quarter. Additionally, the Company realized a $2.8 million loss in the trailing quarter related to the sale from the Provident investment portfolio of subordinated debt issued by Lakeland.
Net Interest Income and Net Interest Margin
Net interest income increased $42.2 million to $183.7 million for the three months ended September 30, 2024, from $141.5 million for the trailing quarter. Net interest income for the three months ended September 30, 2024 was favorably impacted by a full quarter of combined operations with Lakeland and accretion of purchase accounting adjustments, compared to a 45 days impact in the prior quarter.

The Company’s net interest margin increased ten basis points to 3.31% for the quarter ended September 30, 2024, from 3.21% for the trailing quarter. Accretion of purchase accounting adjustments related to the Lakeland merger contributed 53 basis points to the net interest margin in the current quarter. The current net interest margin reflects a full quarter of the acquisition of Lakeland’s interest-bearing assets and liabilities, the prior quarter sale of $554.2 million of securities acquired from Lakeland and the repayment of overnight borrowings as well as the prior quarter issuance of subordinated debt.
The weighted average yield on interest-earning assets for the quarter ended September 30, 2024 increased 17 basis points to 5.84%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended September 30, 2024 increased ten basis points from the trailing quarter, to 3.19%. The average cost of interest-bearing deposits for the quarter ended September 30, 2024 increased 12 basis points to 2.96%, compared to 2.84% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 2.36% for the quarter ended September 30, 2024, compared to 2.27% for the trailing quarter. The average cost of borrowed funds for the quarter ended September 30, 2024 was 3.73%, compared to 3.83% for the quarter ended June 30, 2024. All yields and costs reflect a full quarter of combined operations with Lakeland.
Provision for Credit Losses on Loans
For the quarter ended September 30, 2024, the Company recorded a $9.6 million provision for credit losses on loans, compared with a provision for credit losses on loans of $66.1 million for the quarter ended June 30, 2024. The provision for credit losses on loans in the quarter was primarily attributable to specific reserves required on individually analyzed loans, combined with some economic forecast deterioration, while the provision for credit losses on loans in the prior quarter was primarily attributable to an initial CECL provision for credit losses of $60.1 million, recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. For the three months ended September 30, 2024, net charge-offs totaled $6.8 million, or an annualized 14 basis points of average loans.
Non-Interest Income and Expense
For the three months ended September 30, 2024, non-interest income totaled $26.9 million, an increase of $4.6 million, compared to the trailing quarter. Net gain on securities transactions increased $3.0 million for the three months ended September 30, 2024, compared to the trailing quarter, primarily due to a $2.8 million loss realized on the sale from the Provident investment portfolio of subordinated debt issued by Lakeland in the prior quarter. Fee income increased $1.1 million to $9.8 million for the three months ended September 30, 2024, compared to the trailing quarter, primarily due to increases in deposit and debit card related fee income. The increases in fee income are primarily attributable to the addition of the Lakeland customer base. BOLI income increased $1.0 million for the three months ended September 30, 2024, compared to the trailing quarter, primarily due to an increase in benefit claims recognized. Partially offsetting these increases in non-interest income, insurance agency income decreased $857,000 to $3.6 million for the three months ended September 30, 2024, compared to the trailing quarter, due to a seasonal decrease in business activity in the current quarter, while wealth management income decreased $149,000 to $7.6 million for the three months ended September 30, 2024, compared to the trailing quarter, mainly due to a seasonal decrease in tax preparation fees, partially offset by an increase in the average market value of assets under management during the period.
Non-interest expense totaled $136.0 million for the three months ended September 30, 2024, an increase of $20.6 million, compared to $115.4 million for the trailing quarter. Compensation and benefits expense increased $8.6 million to $63.5 million for the three months ended September 30, 2024, compared to $54.9 million for the trailing quarter. The increase in compensation and benefits expense was primarily attributable to a full quarter of combined operations with Lakeland, compared to 45 days in the prior quarter. Amortization of intangibles increased $5.7 million to $12.2 million for the three months ended September 30, 2024, compared to $6.5 million for the trailing quarter, largely due to a full quarter of core deposit intangible amortization related to Lakeland. Other operating expenses increased $4.5 million to $15.8 million for the three months ended September 30, 2024, compared to $11.3 million for the trailing quarter, primarily due to increases in professional service expenses. Data processing expense increased $2.0 million to $10.5 million for the three months ended September 30, 2024, compared to $8.4 million for the trailing quarter, primarily due a full quarter of combined operations with Lakeland, while net occupancy expense increased $1.6 million to $12.8 million for the three months ended September 30, 2024, compared to $11.1 million for the trailing quarter, primarily due to increases in maintenance and depreciation expenses from the addition of Lakeland. Additionally, FDIC insurance increased $1.1 million to $4.2 million for the three months ended September 30, 2024, primarily resulting from the impact of the Lakeland merger. Partially offsetting these increases, merger-related expenses decreased $3.3 million to $15.6 million for the three months ended September 30, 2024, compared to the trailing quarter.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) declined to 1.98% for the quarter ended September 30, 2024, compared to 2.02% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) improved to 57.20% for the three months ended September 30, 2024, compared to 57.86% for the trailing quarter.
Income Tax Expense/Benefit
For the three months ended September 30, 2024, the Company's income tax expense was $18.9 million, compared to an income tax benefit of $9.8 million for the trailing quarter. The increase in tax expense for the three months ended September 30, 2024 compared with the trailing quarter was largely due to an increase in taxable income in the current quarter as a result of the Lakeland merger and a $5.3 million tax benefit realized in the trailing quarter related to the revaluation of deferred tax assets to reflect the imposition by the State of New Jersey of a 2.5% Corporate Transit Fee, effective January 1, 2024.
Three months ended September 30, 2024 compared to the three months ended September 30, 2023
For the three months ended September 30, 2024, the Company reported net income of $46.4 million, or $0.36 per basic and diluted share, compared to net income of $28.5 million, or $0.38 per basic and diluted share, for the three months ended September 30, 2023. The Company’s earnings for the quarter ended September 30, 2024 reflected the impact of the May 16, 2024 merger with Lakeland. The results of operations included transaction costs related to the merger with Lakeland totaling $15.6 million and $2.3 million for the three months ended September 30, 2024 and 2023, respectively.
Net Interest Income and Net Interest Margin
Net interest income increased $87.5 million to $183.7 million for the three months ended September 30, 2024, from $96.2 million for same period in 2023. Net interest income for the three months ended September 30, 2024 was favorably impacted by the net assets acquired from Lakeland, combined with favorable repricing of adjustable rate loans, higher market rates on new loan originations and the originations of higher-yielding loans, partially offset by unfavorable repricing of both deposits and borrowings.

The Company’s net interest margin increased 35 basis points to 3.31% for the quarter ended September 30, 2024, from 2.96% for the same period last year. Accretion of purchase accounting adjustments related to the Lakeland merger contributed 53 basis points to the net interest margin in the current quarter. The current quarter net interest margin reflects the acquisition of Lakeland’s interest bearing assets and liabilities, the prior quarter sale of $554.2 million of securities acquired from Lakeland and the repayment of overnight borrowings as well as the prior quarter issuance of subordinated debt.
The weighted average yield on interest-earning assets for the quarter ended September 30, 2024 increased 95 basis points to 5.84%, compared to 4.89% for the quarter ended September 30, 2023. The weighted average cost of interest-bearing liabilities increased 69 basis points for the quarter ended September 30, 2024 to 3.19%, compared to 2.50% for the third quarter of 2023. The average cost of interest-bearing deposits for the quarter ended September 30, 2024 was 2.96%, compared to 2.22% for the same period last year. Average non-interest-bearing demand deposits increased $1.51 billion to $3.74 billion for the quarter ended September 30, 2024, compared to $2.23 billion for the quarter ended September 30, 2023. The average cost of total deposits, including non-interest-bearing deposits, was 2.36% for the quarter ended September 30, 2024, compared with 1.74% for the quarter ended September 30, 2023. The average cost of borrowed funds for the quarter ended September 30, 2024 was 3.73%, compared to 3.74% for the same period last year.
Provision for Credit Losses on Loans
For the quarter ended September 30, 2024, the Company recorded a $9.6 million provision for credit losses on loans, compared with an $11.0 million provision for credit losses on loans for the quarter ended September 30, 2023. The provision for credit losses on loans in the current quarter was primarily attributable to specific reserves required on individually analyzed loans, combined with some economic forecast deterioration. For the three months ended September 30, 2024, net charge-offs totaled $6.8 million, or an annualized 14 basis points of average loans.
Non-Interest Income and Expense
Non-interest income totaled $26.9 million for the quarter ended September 30, 2024, an increase of $7.5 million, compared to the same period in 2023. Fee income increased $3.7 million to $9.8 million for the three months ended September 30, 2024, compared to the prior year quarter, primarily due to increases in deposit fee income, debit card related fee income and loan related fee income, resulting from the Lakeland merger. BOLI income increased $2.5 million to $4.3 million for the three months ended September 30, 2024, compared to the prior year quarter, primarily due to an increase in benefit claims recognized, combined with an increase in income related to the addition of Lakeland's BOLI. Wealth management fees increased $628,000 to $7.6 million for the three months ended September 30, 2024, compared to the quarter ended September 30, 2023, mainly due to an increase in the average market value of assets under management during the period, while insurance agency income increased $407,000 to $3.6 million for the three months ended September 30, 2024, compared to the quarter ended September 30, 2023, largely due to an increase in business activity. Additionally, other income increased $339,000 to $1.5 million for the three months ended September 30, 2024, compared to the quarter ended September 30, 2023, primarily due to increases in gains on the sale of SBA and mortgage loans.
For the three months ended September 30, 2024, non-interest expense totaled $136.0 million, an increase of $70.4 million, compared to the three months ended September 30, 2023. Compensation and benefits expense increased $27.8 million to $63.5 million for the three months ended September 30, 2024, compared to $35.7 million for the same period in 2023. The increase in compensation and benefits expense was primarily attributable to the addition of Lakeland. Additionally, merger-related expenses increased $13.3 million to $15.6 million for the three months ended September 30, 2024, compared to the same period in 2023. Amortization of intangibles increased $11.5 million to $12.2 million for the three months ended September 30, 2024, compared to $720,000 for the same period in 2023, largely due to core deposit intangible amortization related to Lakeland in the current quarter. Data processing expenses increased $5.2 million to $10.5 million for three months ended September 30, 2024, compared to $5.3 million for the same period in 2023, primarily due to additional software and hardware expenses needed for the addition of Lakeland. Net occupancy expense increased $4.7 million to $12.8 million for three months ended September 30, 2024, compared to $8.1 million for the same period in 2023, primarily due to an increase in depreciation and maintenance expenses due to the addition of Lakeland. Other operating expenses increased $5.0 million to $15.8 million for the three months ended September 30, 2024, compared to $10.7 million for the same period in 2023, primarily due to increases in professional service expenses, while FDIC insurance increased $2.6 million to $4.2 million for the three months ended September 30, 2024, primarily due to the addition of Lakeland.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) was 1.98% for the quarter ended September 30, 2024, compared to 1.80% for the same period in 2023. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) was 57.20% for the three months ended September 30, 2024 compared to 54.81% for the same respective period in 2023.
Income Tax Expense
For the three months ended September 30, 2024, the Company's income tax expense was $18.9 million with an effective tax rate of 28.9%, compared with an income tax expense of $8.8 million with an effective tax rate of 23.7% for the three months ended September 30, 2023. The increase in tax expense for the three months ended September 30, 2024, compared with the same period last year was largely due to an increase in taxable income in the quarter, as a result of the Lakeland merger and the imposition by the State of New Jersey of a 2.5% Corporate Transit Fee in the prior quarter.
Nine months ended September 30, 2024 compared to the nine months ended September 30, 2023
For the nine months ended September 30, 2024, net income totaled $67.0 million, or $0.65 per basic and diluted share, compared to net income of $101.1 million, or $1.35 per basic and diluted share, for the nine months ended September 30, 2023. The Company’s earnings for the nine months ended September 30, 2024 were impacted by an initial CECL provision for credit losses on loans and commitments to extend credit of $60.1 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. Transaction costs related to our merger with Lakeland totaled $36.7 million and $5.3 million for the nine months ended September 30, 2024 and 2023, respectively. Additionally, the Company realized a $2.8 million loss related to the sale from the Provident investment portfolio of subordinated debt issued by Lakeland, during the nine months ended September 30, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $115.2 million to $418.9 million for the nine months ended September 30, 2024, from $303.7 million for same period in 2023. Net interest income for the nine months ended September 30, 2024 was favorably impacted by the net assets acquired from Lakeland, combined with the favorable repricing of adjustable rate loans, higher market rates on new loan originations and the originations of higher-yielding loans, partially offset by the unfavorable repricing of both deposits and borrowings.
For the nine months ended September 30, 2024, our net interest margin decreased one basis point to 3.18%, compared to 3.19% for the nine months ended September 30, 2023. The weighted average yield on interest earning assets increased 85 basis points to 5.61% for the nine months ended September 30, 2024, compared to 4.76% for the nine months ended September 30, 2023, while the weighted average cost of interest-bearing liabilities increased 99 basis points to 3.06% for the nine months ended September 30, 2024, compared to 2.07% for the same period last year. The average cost of interest-bearing deposits increased 102 basis points to 2.84% for the nine months ended September 30, 2024, compared to 1.82% for the same period last year. Average non-interest-bearing demand deposits increased $514.3 million to $2.90 billion for the nine months ended September 30, 2024, compared with $2.38 billion for the nine months ended September 30, 2023. The average cost of total deposits, including non-interest-bearing deposits, was 2.27% for the nine months ended September 30, 2024, compared with 1.40% for the nine months ended September 30, 2023. The average cost of borrowings for the nine months ended September 30, 2024 was 3.73%, compared to 3.29% for the same period last year.

Provision for Credit Losses on Loans
For the nine months ended September 30, 2024, the Company recorded a $75.9 million provision for credit losses on loans, compared with a provision for credit losses on loans of $27.4 million for the nine months ended September 30, 2023. The increased provision for credit losses on loans for the nine months ended September 30, 2024 was primarily attributable to an initial CECL provision for credit losses on loans of $60.1 million recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations, partially offset by an improved economic forecast for the current nine-month period within our CECL model, compared to the same period last year. For the nine months ended September 30, 2024, net charge-offs totaled $9.1 million or an annualized eight basis points of average loans.
Non-Interest Income and Expense
For the nine months ended September 30, 2024, non-interest income totaled $69.9 million, an increase of $9.1 million compared to the same period in 2023. Fee income increased $6.1 million to $24.4 million for the nine months ended September 30, 2024, compared to the same period in 2023, primarily due to increases in deposit fee income, debit and credit card related fee income and loan related fee income resulting from the Lakeland merger. BOLI income increased $4.6 million to $9.4 million for the nine months ended September 30, 2024, compared to the same period in 2023, primarily due to an increase in benefit claims recognized, combined with an increase in income related to the addition of Lakeland's BOLI, while wealth management income increased $2.1 million to $22.9 million for the nine months ended September 30, 2024, compared to the same period in 2023, mainly due to an increase in the average market value of assets under management during the period. Additionally, insurance agency income increased $1.7 million to $12.9 million for the nine months ended September 30, 2024, compared to $11.2 million for the same period in 2023, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases in non-interest income, net gains on securities transactions decreased $3.0 million for the nine months ended September 30, 2024, primarily due to a $2.8 million loss related to the sale from the Provident investment portfolio of subordinated debt issued by Lakeland. Other income decreased $2.4 million to $3.2 million for the nine months ended September 30, 2024, compared to $5.7 million for the same period in 2023, primarily due to a $2.0 million gain from the sale of a foreclosed commercial property recorded in the prior year, combined with a decrease in gains on sales of SBA loans.
Non-interest expense totaled $323.2 million for the nine months ended September 30, 2024, an increase of $123.7 million, compared to $199.5 million for the nine months ended September 30, 2023. Compensation and benefits expense increased $48.7 million to $158.4 million for the nine months ended September 30, 2024, compared to $109.7 million for the nine months ended September 30, 2023. The increase in compensation and benefits expense was primarily attributable to the addition of Lakeland. Merger-related expenses increased $31.3 million to $36.7 million for the nine months ended September 30, 2024, compared to $5.3 million for the nine months ended September 30, 2023. Amortization of intangibles increased $17.2 million to $19.4 million for the nine months ended September 30, 2024, compared to $2.2 million for the nine months ended September 30, 2023, largely due to core deposit intangible amortization related to Lakeland. Data processing expense increased $9.2 million to $25.7 million for the nine months ended September 30, 2024, compared to $16.5 million for the nine months ended September 30, 2023, primarily due to additional software and hardware expenses needed for the addition of Lakeland, while net occupancy expense increased $8.0 million to $32.5 million for the nine months ended September 30, 2024, compared to the same period in 2023, primarily due to increases in depreciation and maintenance expense related to the addition of Lakeland. Other operating expenses increased $5.6 million to $37.4 million for the three months ended September 30, 2024, compared to $31.8 million for the same period in 2023, primarily due to increases in professional service expenses, while FDIC insurance increased $3.9 million to $9.6 million for the three months ended September 30, 2024, primarily due to the addition of Lakeland.
Income Tax Expense
For the nine months ended September 30, 2024, the Company's income tax expense was $19.9 million with an effective tax rate of 22.9%, compared with $34.9 million with an effective tax rate of 25.7% for the nine months ended September 30, 2023. The decrease in tax expense for the nine months ended September 30, 2024 compared with the same period last year was largely due to a $5.8 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the State of New Jersey of a 2.5% Corporate Transit Fee, effective January 1, 2024, combined with a decrease in taxable income as a result of the initial CECL provision for credit losses on loans of

$60.1 million recorded in accordance with GAAP requirements for accounting for business combinations and additional expenses from the Lakeland merger.
Asset Quality
The Company’s total non-performing loans as of September 30, 2024 were $89.9 million, or 0.47% of total loans, compared to $67.9 million, or 0.36% of total loans as of June 30, 2024 and $49.6 million, or 0.46% of total loans as of December 31, 2023. The $22.1 million increase in non-performing loans as of September 30, 2024, compared to the trailing quarter, consisted of a $10.4 million increase in non-performing commercial mortgage loans, an $8.9 million increase in non-performing commercial loans, a $1.5 million increase in non-performing construction loans, a $764,000 increase in non-performing residential mortgage loans, a $302,000 increase in non-performing multi-family loans and a $289,000 increase in non-performing consumer loans. As of September 30, 2024, impaired loans totaled $74.0 million with related specific reserves of $7.2 million, compared with impaired loans totaling $54.6 million with related specific reserves of $7.7 million as of June 30, 2024. As of December 31, 2023, impaired loans totaled $42.8 million with related specific reserves of $2.4 million.
As of September 30, 2024, the Company’s allowance for credit losses related to the loan portfolio was 1.02% of total loans, compared to 1.00% and 0.99% as of June 30, 2024 and December 31, 2023, respectively. The allowance for credit losses increased $84.0 million to $191.2 million as of September 30, 2024, from $107.2 million as of December 31, 2023. The increase in the allowance for credit losses on loans as of September 30, 2024 compared to December 31, 2023 was due to a $75.9 million provision for credit losses, which included an initial CECL provision of $60.1 million on loans acquired from Lakeland, and a $17.2 million allowance recorded through goodwill related to Purchased Credit Deteriorated loans acquired from Lakeland, partially offset by net charge-offs of $9.1 million.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as delinquency statistics and certain asset quality ratios.

	September 30, 2024		June 30, 2024		December 31, 2023
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	2	$430	3	$1,707	1	$825
Multi-family mortgage loans	—	—	—	—	1	3,815
Construction loans	—	—	—	—	—	—
Residential mortgage loans	23	5,020	9	1,714	13	3,429
Total mortgage loans	25	5,450	12	3,421	15	8,069
Commercial loans	14	1,952	20	3,444	6	998
Consumer loans	53	4,073	38	2,891	31	875
Total 30 to 59 days past due	92	$11,475	70	$9,756	52	$9,942

60 to 89 days past due:
Commercial mortgage loans	1	$641	3	$1,231	—	$—
Multi-family mortgage loans	—	—	—	—	1	1,635
Construction loans	—	—	—	—	—	—
Residential mortgage loans	11	1,991	10	2,193	8	1,208
Total mortgage loans	12	2,632	13	3,424	9	2,843
Commercial loans	9	1,240	6	1,146	3	198
Consumer loans	10	606	9	648	5	275
Total 60 to 89 days past due	31	4,478	28	5,218	17	3,316
Total accruing past due loans	123	$15,953	98	$14,974	69	$13,258

Non-accrual:
Commercial mortgage loans	17	$13,969	10	$3,588	7	$5,151
Multi-family mortgage loans	6	7,578	5	7,276	1	744
Construction loans	2	13,151	1	11,698	1	771
Residential mortgage loans	24	5,211	20	4,447	7	853
Total mortgage loans	49	39,909	36	27,009	16	7,519
Commercial loans	69	48,592	58	39,715	26	41,487
Consumer loans	32	1,433	24	1,144	10	633
Total non-accrual loans	150	$89,934	118	$67,868	52	$49,639

Non-performing loans to total loans		0.47%		0.36%		0.46%
Allowance for loan losses to total non-performing loans		217.09%		277.50%		215.96%
Allowance for loan losses to total loans		1.02%		1.00%		0.99%
As of September 30, 2024 and December 31, 2023, the Company held foreclosed assets of $9.8 million and $11.7 million, respectively. During the nine months ended September 30, 2024, there were three properties sold with an aggregate carrying value of $532,000 and one write-down of a foreclosed commercial property of $1.3 million. Foreclosed assets as of September 30, 2024 consisted primarily of commercial real estate. Total non-performing assets as of September 30, 2024 increased $36.6 million to $97.9 million, or 0.41% of total assets, from $61.3 million, or 0.43% of total assets as of December 31, 2023.

Balance Sheet Summary
Total assets as of September 30, 2024 were $24.04 billion, a $9.83 billion increase from December 31, 2023. The increase in total assets was primarily due to the addition of Lakeland.
The Company’s loans held for investment portfolio totaled $18.79 billion as of September 30, 2024 and $10.87 billion as of December 31, 2023. The loan portfolio consisted of the following:

	September 30, 2024	June 30, 2024	December 31, 2023
	(Dollars in thousands)
Mortgage loans:
Commercial	$7,342,456	$7,337,742	$4,512,411
Multi-family	3,226,918	3,189,808	1,812,500
Construction	873,509	970,244	653,246
Residential	2,032,671	2,024,027	1,164,956
Total mortgage loans	13,475,554	13,521,821	8,143,113
Commercial loans	4,710,601	4,617,232	2,440,621
Consumer loans	623,709	626,016	299,164
Total gross loans	18,809,864	18,765,069	10,882,898
Premiums on purchased loans	1,362	1,410	1,474
Net deferred fees and unearned discounts	(16,617)	(7,149)	(12,456)
Total loans	$18,794,609	$18,759,330	$10,871,916
As part of the merger with Lakeland, we acquired $7.91 billion in loans, net of purchase accounting adjustments. Compared to the prior quarter, during the three months ended September 30, 2024, the loan portfolio had net increases of $93.4 million of commercial loans, $37.1 million of multi-family loans, $8.6 million of residential mortgage loans, and $4.7 million of commercial mortgage loans, partially offset by net decreases of $96.7 million of construction loans and $2.3 million of consumer loans. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 85.9% of the loan portfolio as of September 30, 2024, compared to 86.5% as of December 31, 2023.
For the nine months ended September 30, 2024, loan funding, including advances on lines of credit, totaled $2.78 billion, compared with $2.53 billion for the same period in 2023.
As of September 30, 2024, the Company’s unfunded loan commitments totaled $2.97 billion, including commitments of $1.84 billion in commercial loans, $231.0 million in construction loans and $225.7 million in commercial mortgage loans. Unfunded loan commitments as of December 31, 2023 and September 30, 2023 were $2.09 billion and $2.18 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.98 billion as of September 30, 2024, compared to $1.09 billion and $1.70 billion as of December 31, 2023 and September 30, 2023, respectively.
Total investment securities were $3.17 billion as of September 30, 2024, a $1.04 billion increase from December 31, 2023. This increase was primarily due to the addition of Lakeland.
Total deposits increased $8.08 billion during the nine months ended September 30, 2024, to $18.38 billion, due primarily to the addition of Lakeland. Total savings and demand deposit accounts increased $6.02 billion to $15.22 billion as of September 30, 2024, while total time deposits increased $2.06 billion to $3.16 billion as of September 30, 2024. The increase in savings and demand deposits was largely attributable to a $2.92 billion increase in interest bearing demand deposits, a $1.58 billion increase in non-interest bearing demand deposits, a $1.03 billion increase in money market deposits and a $495.5 million increase in savings deposits. The increase in time deposits consisted of a $2.01 billion increase in retail time deposits and a $46.5 million increase in brokered time deposits.

Borrowed funds increased $244.5 million during the nine months ended September 30, 2024, to $2.21 billion. The increase in deposits and borrowings was largely due to the addition of Lakeland. Borrowed funds represented 9.2% of total assets as of September 30, 2024, a decrease from 13.9% as of December 31, 2023.
Stockholders’ equity increased $930.5 million during the nine months ended September 30, 2024, to $2.62 billion, primarily due to common stock issued for the purchase of Lakeland, net income earned for the period and an improvement in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the three and nine months ended September 30, 2024, common stock repurchases totaled 1,969 shares at an average cost of $16.36 per share and 88,821 shares at an average cost of $14.87 per share, respectively, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of September 30, 2024, approximately 1.0 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) as of September 30, 2024 were $20.09 and $13.66, respectively, compared with $22.38 and $16.32, respectively, as of December 31, 2023.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. Provident Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Wednesday, October 30, 2024 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2024. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, the effects of any turmoil or negative news in the banking industry, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, any failure to realize the anticipated benefits of the merger transaction when expected or at all; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected conditions, factors or events, potential adverse reactions or changes to business, employee, customer and/or counterparty relationships, including those resulting from the completion of the merger and integration of the companies; and the impact of a potential shutdown of the federal government.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted return on average assets, average equity and average tangible equity, annualized adjusted pre-tax pre-provision return on average assets, average equity and average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Statement of Income
Net interest income	$183,701	$141,506	$96,236	$418,877	$303,666
Provision for credit losses	9,299	69,705	12,541	78,684	29,031
Non-interest income	26,855	22,275	19,320	69,937	60,861
Non-interest expense	136,002	115,394	65,625	323,224	199,485
Income (loss) before income tax expense	65,255	(21,318)	37,390	86,906	136,011
Net income (loss)	46,405	(11,485)	28,547	67,001	101,086
Diluted earnings per share	$0.36	$(0.11)	$0.38	$0.65	$1.35
Interest rate spread	2.65%	2.58%	2.39%	2.55%	2.69%
Net interest margin	3.31%	3.21%	2.96%	3.18%	3.19%

Profitability
Annualized return on average assets	0.76%	(0.24)%	0.81%	0.47%	0.98%
Annualized adjusted return on average assets (1)	0.95%	0.06%	0.86%	0.66%	1.02%
Annualized return on average equity	6.94%	(2.17)%	6.84%	4.14%	8.22%
Annualized adjusted return on average equity (1)	8.62%	0.53%	7.30%	5.83%	8.59%
Annualized return on average tangible equity (4)	12.06%	(3.15)%	9.47%	7.13%	11.40%
Annualized adjusted return on average tangible equity (1)	14.53%	2.01%	10.24%	9.56%	12.07%
Annualized adjusted non-interest expense to average assets (4)	1.98%	2.02%	1.80%	1.99%	1.87%
Efficiency ratio (6)	57.20%	57.86%	54.81%	58.27%	53.26%

Asset Quality
Non-accrual loans		$67,868		$89,934	$39,529
90+ and still accruing		—		—	—
Non-performing loans		67,868		88,061	39,529
Foreclosed assets		11,119		9,801	16,487
Non-performing assets		78,987		97,862	56,016
Non-performing loans to total loans		0.36%		0.47%	0.37%
Non-performing assets to total assets		0.33%		0.41%	0.40%
Allowance for loan losses		$188,331		$191,175	$107,563
Allowance for loan losses to total non-performing loans		277.50%		217.09%	272.11%
Allowance for loan losses to total loans		1.00%		1.02%	1.01%
Net loan charge-offs	$6,756	$1,340	$5,510	$9,067	$7,266
Annualized net loan charge-offs to average total loans	0.14%	0.04%	0.21%	0.08%	0.09%

Average Balance Sheet Data
Assets	$24,248,038	$19,197,041	$13,976,610	$19,198,113	$13,848,351
Loans, net	18,531,939	14,649,413	10,470,843	14,631,071	10,269,022
Earning assets	21,809,226	17,385,819	12,735,938	17,305,446	12,574,437
Core deposits	15,394,715	12,257,244	9,212,202	12,271,839	9,408,156
Borrowings	2,125,149	2,158,193	1,780,655	2,074,958	1,556,619
Interest-bearing liabilities	17,304,569	13,856,039	9,826,064	13,757,895	9,554,204
Stockholders' equity	2,660,470	2,127,469	1,654,920	2,163,856	1,645,093
Average yield on interest-earning assets	5.84%	5.67%	4.89%	5.61%	4.76%
Average cost of interest-bearing liabilities	3.19%	3.09%	2.50%	3.06%	2.07%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Return on Average Assets, Equity and Tangible Equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net Income	$46,405	$(11,485)	$28,547	$67,001	$101,086
Merger-related transaction costs	15,567	18,915	2,289	36,684	5,349
Less: income tax expense	(4,306)	(4,625)	(486)	(9,274)	(1,015)
Annualized adjusted net income	$57,666	$2,805	$30,350	$94,411	$105,420
Less: Amortization of Intangibles (net of tax)	$8,551	$4,532	$503	$13,577	$1,560
Annualized adjusted net income for annualized adjusted return on average tangible equity	$66,217	$7,337	$30,853	$107,988	$106,980

Annualized Adjusted Return on Average Assets	0.95%	0.06%	0.86%	0.66%	1.02%
Annualized Adjusted Return on Average Equity	8.62%	0.53%	7.30%	5.83%	8.59%
Annualized Adjusted Return on Average Tangible Equity	14.53%	2.01%	10.24%	9.56%	12.07%

(2) Annualized adjusted pre-tax, pre-provision ("PTPP") returns on average assets, average equity and average tangible equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income (loss)	$46,405	$(11,485)	$28,547	$67,001	$101,086
Adjustments to net income (loss):
Provision for credit losses	9,299	69,705	12,541	78,684	29,031
Net loss on Lakeland bond sale	—	2,839	—	—	—
Merger-related transaction costs	15,567	18,915	2,289	36,684	5,349
Income tax expense (benefit)	18,850	(9,833)	8,843	19,905	34,925
PTPP income	$90,121	$70,141	$52,220	$202,274	$170,391

Annualized PTPP income	$358,525	$282,106	$207,177	$270,191	$227,812
Average assets	$24,248,038	$19,197,041	$13,976,610	$19,198,113	$13,848,351
Average equity	$2,660,470	$2,127,469	$1,654,920	$2,163,856	$1,645,093
Average tangible equity	$1,813,327	$1,468,630	$1,195,787	$1,508,594	$1,185,222

Annualized PTPP return on average assets	1.48%	1.47%	1.48%	1.41%	1.65%
Annualized PTPP return on average equity	13.48%	13.26%	12.52%	12.49%	13.85%
Annualized PTPP return on average tangible equity	19.77%	19.21%	17.33%	17.91%	19.22%

(3) Book and Tangible Book Value per Share
			September 30,	June 30,	December 31,
			2024	2024	2023
Total stockholders' equity			$2,621,058	$2,555,646	$1,690,596
Less: total intangible assets			839,223	851,507	457,942
Total tangible stockholders' equity			$1,781,835	$1,704,139	$1,232,654

Shares outstanding			130,448,599	130,380,393	75,537,186

Book value per share (total stockholders' equity/shares outstanding)			$20.09	$19.60	$22.38
Tangible book value per share (total tangible stockholders' equity/shares outstanding)			$13.66	$13.07	$16.32

(4) Annualized Return on Average Tangible Equity
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Total average stockholders' equity	$2,660,470	$2,127,469	$1,654,920	$2,163,856	$1,645,093
Less: total average intangible assets	847,143	658,839	459,133	655,262	459,871
Total average tangible stockholders' equity	$1,813,327	$1,468,630	$1,195,787	$1,508,594	$1,185,222

Net income (loss)	$46,405	$(11,485)	$28,547	$67,001	$101,086
Less: Amortization of Intangibles, net of tax	8,551	4,532	503	13,577	1,560
Total net income (loss)	$54,956	$(6,953)	$29,050	$80,578	$102,646

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	12.06%	(1.90)%	9.64%	7.13%	11.58%

(5) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Reported non-interest expense	$136,002	$115,394	$65,625	$323,224	$199,485
Adjustments to non-interest expense:
Merger-related transaction costs	15,567	18,915	2,289	36,684	5,349
Adjusted non-interest expense	$120,435	$96,479	$63,336	$286,540	$194,136

Annualized adjusted non-interest expense	$479,122	$388,036	$251,279	$382,751	$259,559

Average assets	$24,248,038	$19,197,041	$13,976,610	$19,198,113	$13,848,351

Annualized adjusted non-interest expense/average assets	1.98%	2.02%	1.80%	1.99%	1.87%

(6) Efficiency Ratio Calculation
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net interest income	$183,701	$141,506	$96,236	$418,877	$303,666
Reported non-interest income	26,855	22,275	19,320	69,937	60,861
Adjustments to non-interest income:
Net (gain) loss on securities transactions	(2)	2,973	13	2,972	(37)
Adjusted non-interest income	26,853	25,248	19,333	72,909	60,824
Total income	$210,554	$166,754	$115,569	$491,786	$364,490

Adjusted non-interest expense	$120,435	$96,479	$63,336	$286,540	$194,136

Efficiency ratio (adjusted non-interest expense/income)	57.20%	57.86%	54.80%	58.27%	53.26%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
September 30, 2024 (Unaudited) and December 31, 2023
(Dollars in Thousands)

Assets	September 30, 2024	December 31, 2023
Cash and due from banks	$244,064	$180,241
Short-term investments	25	14
Total cash and cash equivalents	244,089	180,255
Available for sale debt securities, at fair value	2,725,110	1,690,112
Held to maturity debt securities, net of allowance (fair value of $322,427 as of September 30, 2024 (unaudited) and $352,601 as of December 31, 2023)	332,021	363,080
Equity securities, at fair value	20,044	1,270
Federal Home Loan Bank stock	96,219	79,217
Loans held for sale	5,757	1,785
Loans held for investment	18,794,609	10,871,916
Less allowance for credit losses	191,175	107,200
Net loans	18,609,191	10,766,501
Foreclosed assets, net	9,801	11,651
Banking premises and equipment, net	124,955	70,998
Accrued interest receivable	89,866	58,966
Intangible assets	839,223	457,942
Bank-owned life insurance	403,648	243,050
Other assets	548,348	287,768
Total assets	$24,042,515	$14,210,810

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$13,548,480	$8,020,889
Savings deposits	1,671,209	1,175,683
Certificates of deposit of $250,000 or more	800,005	218,549
Other time deposits	2,356,491	877,393
Total deposits	18,376,185	10,292,514
Mortgage escrow deposits	48,007	36,838
Borrowed funds	2,214,512	1,970,033
Subordinated debentures	414,184	10,695
Other liabilities	368,569	210,134
Total liabilities	21,421,457	12,520,214

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 137,565,966 shares issued and 130,448,599 shares outstanding as of September 30, 2024 and 75,537,186 outstanding as of December 31, 2023.	1,376	832
Additional paid-in capital	1,871,343	989,058
Retained earnings	972,997	974,542
Accumulated other comprehensive loss	(93,049)	(141,115)
Treasury stock	(129,148)	(127,825)
Unallocated common stock held by the Employee Stock Ownership Plan	(2,461)	(4,896)
Common Stock acquired by the Directors' Deferred Fee Plan	(2,247)	(2,694)
Deferred Compensation - Directors' Deferred Fee Plan	2,247	2,694
Total stockholders' equity	2,621,058	1,690,596
Total liabilities and stockholders' equity	$24,042,515	$14,210,810

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended September 30, 2024, June 30, 2024 and September 30, 2023, and nine months ended September 30, 2024 and 2023 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Interest and dividend income:
Real estate secured loans	$197,857	$156,318	$104,540	$461,632	$299,830
Commercial loans	81,183	58,532	33,806	175,815	93,915
Consumer loans	12,947	8,351	4,746	25,820	13,419
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	25,974	20,394	11,886	58,698	34,748
Held to maturity debt securities	2,136	2,357	2,334	6,761	7,059
Deposits, federal funds sold and other short-term investments	2,425	1,859	885	5,466	2,678
Total interest income	322,522	247,811	158,197	734,192	451,649

Interest expense:
Deposits	110,009	81,058	44,923	243,602	108,880
Borrowed funds	19,923	20,566	16,765	57,871	38,329
Subordinated debt	8,889	4,681	273	13,842	774
Total interest expense	138,821	106,305	61,961	315,315	147,983
Net interest income	183,701	141,506	96,236	418,877	303,666
Provision charge for credit losses	9,299	69,705	12,541	78,684	29,031
Net interest income after provision for credit losses	174,402	71,801	83,695	340,193	274,635

Non-interest income:
Fees	9,816	8,699	6,132	24,426	18,294
Wealth management income	7,620	7,769	6,992	22,878	20,826
Insurance agency income	3,631	4,488	3,224	12,912	11,175
Bank-owned life insurance	4,308	3,323	1,820	9,448	4,838
Net gain (loss) on securities transactions	2	(2,973)	13	(2,972)	37
Other income	1,478	969	1,139	3,245	5,691
Total non-interest income	26,855	22,275	19,320	69,937	60,861

Non-interest expense:
Compensation and employee benefits	63,468	54,888	35,702	158,404	109,724
Net occupancy expense	12,790	11,142	8,113	32,452	24,474
Data processing expense	10,481	8,433	5,312	25,698	16,536
FDIC Insurance	4,180	3,100	1,628	9,553	5,688
Amortization of intangibles	12,231	6,483	720	19,420	2,231
Advertising and promotion expense	1,524	1,171	1,133	3,661	3,722
Merger-related expenses	15,567	18,915	2,289	36,684	5,349
Other operating expenses	15,761	11,262	10,728	37,352	31,761
Total non-interest expense	136,002	115,394	65,625	323,224	199,485
Income (loss) before income tax expense	65,255	(21,318)	37,390	86,906	136,011
Income tax expense (benefit)	18,850	(9,833)	8,843	19,905	34,925
Net income (loss)	$46,405	$(11,485)	$28,547	$67,001	$101,086

Basic earnings per share	$0.36	$(0.11)	$0.38	$0.65	$1.35
Average basic shares outstanding	129,941,845	102,957,521	74,909,083	102,819,042	74,793,530

Diluted earnings per share	$0.36	$(0.11)	$0.38	$0.65	$1.35
Average diluted shares outstanding	130,004,870	102,957,521	74,914,205	102,845,261	74,816,606

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$179,313	$2,425	5.38%	$40,228	$1,859	5.38%	$74,183	$884	4.73%
Federal funds sold and other short-term investments	—	—	—%	0	—	—%	57	1	4.00%
Available for sale debt securities	2,644,262	24,884	3.72%	2,244,725	17,647	3.14%	1,724,833	10,127	2.35%
Held to maturity debt securities, net (1)	342,217	2,136	2.50%	352,216	2,357	2.68%	373,681	2,334	2.50%
Equity securities, at fair value	19,654	—	—%	10,373	—	—%	1,068	—	—%
Federal Home Loan Bank stock	91,841	1,090	4.75%	88,864	2,747	12.36%	91,273	1,759	7.71%
Net loans: (2)
Total mortgage loans	13,363,265	197,857	5.83%	10,674,109	156,318	5.81%	7,881,193	104,540	5.21%
Total commercial loans	4,546,088	81,183	7.05%	3,514,602	58,532	6.62%	2,289,267	33,806	5.81%
Total consumer loans	622,586	12,947	8.27%	460,702	8,351	7.29%	300,383	4,746	6.27%
Total net loans	18,531,939	291,987	6.21%	14,649,413	223,201	6.05%	10,470,843	143,092	5.37%
Total interest-earning assets	$21,809,226	$322,522	5.84%	$17,385,819	$247,811	5.67%	$12,735,938	$158,197	4.89%

Non-Interest Earning Assets:
Cash and due from banks	341,505			37,621			82,522
Other assets	2,097,307			1,773,601			1,158,150
Total assets	$24,248,038			$19,197,041			$13,976,610

Interest-Bearing Liabilities:
Demand deposits	$9,942,053	$74,864	3.00%	$7,935,543	$58,179	2.95%	$5,741,052	$35,290	2.44%
Savings deposits	1,711,502	1,006	0.23%	1,454,784	832	0.23%	1,240,951	592	0.19%
Time deposits	3,112,598	34,139	4.36%	2,086,433	22,047	4.25%	1,052,793	9,041	3.41%
Total deposits	14,766,153	110,009	2.96%	11,476,760	81,058	2.84%	8,034,796	44,923	2.22%

Borrowed funds	2,125,149	19,923	3.73%	2,158,193	20,566	3.83%	1,780,655	16,765	3.74%
Subordinated debentures	413,267	8,889	8.56%	221,086	4,681	8.52%	10,613	273	10.24%
Total interest-bearing liabilities	17,304,569	138,821	3.19%	13,856,039	106,305	3.09%	9,826,064	61,961	2.50%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,741,160			2,866,917			2,230,199
Other non-interest bearing liabilities	541,839			346,616			265,427
Total non-interest bearing liabilities	4,282,999			3,213,533			2,495,626
Total liabilities	21,587,568			17,069,572			12,321,690
Stockholders' equity	2,660,470			2,127,469			1,654,920
Total liabilities and stockholders' equity	$24,248,038			$19,197,041			$13,976,610

Net interest income		$183,701			$141,506			$96,236

Net interest rate spread			2.65%			2.58%			2.39%
Net interest-earning assets	$4,504,657			$3,529,780			$2,909,874

Net interest margin (3)			3.31%			3.21%			2.96%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26x			1.25x			1.30x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	9/30/24	6/30/24	3/31/24	12/31/23	9/30/23
	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.
Interest-Earning Assets:
Securities	3.69%	3.40%	2.87%	2.79%	2.67%
Net loans	6.21%	6.05%	5.51%	5.50%	5.37%
Total interest-earning assets	5.84%	5.67%	5.06%	5.04%	4.89%

Interest-Bearing Liabilities:
Total deposits	2.96%	2.84%	2.60%	2.47%	2.22%
Total borrowings	3.73%	3.83%	3.60%	3.71%	3.74%
Total interest-bearing liabilities	3.19%	3.09%	2.80%	2.71%	2.50%

Interest rate spread	2.65%	2.58%	2.26%	2.33%	2.39%
Net interest margin	3.31%	3.21%	2.87%	2.92%	2.96%

Ratio of interest-earning assets to interest-bearing liabilities	1.26x	1.25x	1.28x	1.28x	1.30x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	September 30, 2024			September 30, 2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$39,280	$5,466	5.38%	$69,696	$2,676	5.13%
Federal funds sold and other short term investments	—	—	—%	58	2	5.34%
Available for sale debt securities	2,189,671	52,553	3.19%	1,777,861	30,819	2.31%
Held to maturity debt securities, net (1)	350,529	6,761	2.57%	379,144	7,059	2.48%
Equity securities, at fair value	10,050	—	—%	1,022	—	—%
Federal Home Loan Bank stock	84,845	6,145	9.66%	77,634	3,929	6.75%
Net loans: (2)
Total mortgage loans	10,682,974	461,632	5.70%	7,740,591	299,830	5.12%
Total commercial loans	3,487,600	175,815	6.69%	2,225,725	93,915	5.60%
Total consumer loans	460,497	25,820	7.49%	302,706	13,419	5.93%
Total net loans	14,631,071	663,267	5.99%	10,269,022	407,164	5.25%
Total interest-earning assets	$17,305,446	$734,192	5.61%	$12,574,437	$451,649	4.76%

Non-Interest Earning Assets:
Cash and due from banks	229,336			121,801
Other assets	1,663,331			1,152,113
Total assets	$19,198,113			$13,848,351

Interest-Bearing Liabilities:
Demand deposits	$7,931,251	$174,609	2.94%	$5,710,855	$85,822	2.01%
Savings deposits	1,444,135	2,476	0.23%	1,315,157	1,582	0.16%
Time deposits	2,091,806	66,517	4.25%	961,010	21,476	2.99%
Total deposits	11,467,192	243,602	2.84%	7,987,022	108,880	1.82%
Borrowed funds	2,074,958	57,871	3.73%	1,556,619	38,329	3.29%
Subordinated debentures	215,745	13,842	8.57%	10,563	774	9.80%
Total interest-bearing liabilities	$13,757,895	$315,315	3.06%	$9,554,204	$147,983	2.07%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,896,453			2,382,144
Other non-interest bearing liabilities	379,909			266,910
Total non-interest bearing liabilities	3,276,362			2,649,054
Total liabilities	17,034,257			12,203,258
Stockholders' equity	2,163,856			1,645,093
Total liabilities and stockholders' equity	$19,198,113			$13,848,351

Net interest income		$418,877			$303,666

Net interest rate spread			2.55%			2.69%
Net interest-earning assets	$3,547,551			$3,020,233

Net interest margin (3)			3.18%			3.19%

Ratio of interest-earning assets to total interest-bearing liabilities	1.26x			1.32x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Nine Months Ended
	September 30, 2024	September 30, 2023	September 23, 2022
Interest-Earning Assets:
Securities	3.33%	2.57%	1.72%
Net loans	5.99%	5.25%	4.01%
Total interest-earning assets	5.61%	4.76%	3.51%

Interest-Bearing Liabilities:
Total deposits	2.84%	1.82%	0.33%
Total borrowings	3.73%	3.29%	0.97%
Total interest-bearing liabilities	3.06%	2.07%	0.38%

Interest rate spread	2.55%	2.69%	3.13%
Net interest margin	3.18%	3.19%	3.24%

Ratio of interest-earning assets to interest-bearing liabilities	1.26x	1.32x	1.38x